Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2018, with respect to the consolidated financial statements of RSP Permian, Inc. included in its Annual Report on Form 10-K and this Current Report of Concho Resources Inc. on Form 8-K. We consent to the incorporation by reference of said report in the registration statements of Concho Resources Inc. on Forms S-3 (File No. 333-210309, File No. 333-213955, File No. 333-215560 and File No. 333-225609) and on Forms S-8 (File No. 333-145791, File No. 333-182046 and File No. 333-204765).

/s/ GRANT THORNTON LLP

Dallas, Texas

July 19, 2018